Exhibit 10.12

PLACEMENT AGENT AGREEMENT

This AGREEMENT made and entered into as of 7th January, 2022 (the “Agreement”), by and between Boatim Inc (the “Company”), with principal office at 7950 NW 53rd Street, Suite 337 Miami, FL 33166, and MD Global Partners, LLC (“Advisor”) with principal office at 329 E 63rd Street 3J, New York, NY 10065.

Whereas, the Company strives to be the most trusted digital resource for buyers, sellers, professionals, and enthusiasts in the boating world. Our globally connected online marketplace, social network, and digital tools are professionalizing and standardizing the boating industry.

Whereas, the Advisor is in the business of providing financial advisory and placement agent services to public and private companies; Advisor is a FINRA registered broker-dealer; and

Whereas, the Company desires to engage the Advisor to provide such services in accordance with the terms and conditions hereinafter set forth.

Now, therefore, the Company and Advisor agree as follows:

1.	Engagement. The Company agrees to engage Advisor and Advisor agrees to provide placement agent services to the Company on a non-exclusive basis.

2.	Term. The term of this Agreement shall commence as of 7th January, 2022.

3.	Services. Advisor shall render capital markets placement services to the Company and in connection therewith shall: Introduce the Company to the investment community.

Advisor agrees to make himself available to evaluate all proposals that relate to any financing or any strategic partnership undertaken by the Company.

Anything to the contrary herein notwithstanding, it is agreed that the Advisor’s services will not include any services that constitute the rendering of legal opinions or performance of work that is in the ordinary purview of a certified public accountant.

4.	Compensation: As compensation for its Services, the Company agrees to pay Advisor the placement agent fee as set forth by the provisions in section 5,

5.	Placement Agent Fee. As compensation for its Services, the Company agrees to pay Advisor for an investment into the Company by a financing source sourced for the Company by the Advisor for which the Company receives funds (including any but not limited to debt, common stock, preferred stock, convertible stock, convertible debentures, subordinated debt with warrants or any other securities convertible into common stock), the Advisor shall receive upon successful closing a placement agent fee, payable in cash, equal to 2%, of the gross amounts raised by the Company on each said closing,

6.	Fee Tail. None

7.	Best Efforts Basis. Advisor agrees that he will at all time faithfully and to the best of his experience, ability and talents perform all the duties that may be required of him pursuant to the terms of this Agreement. The Company specifically acknowledges and agrees, however, that the services to be rendered by Advisor shall be conducted on a “best-efforts” basis and Advisor has not, cannot and does not guarantee that his efforts will have any impact on the Company’s business or that any subsequent financial improvement will result from his efforts.

8.	Costs and Expenses. The Advisor shall be entitled to monthly reimbursement of reasonable and actual out-of-pocket expenses incurred in connection with the services provided under this Agreement. Out-of-pocket expenses shall include, but not be limited to all reasonable travel expenses, computer and research charges, messenger services, facsimile and long-distance telephone calls incurred by Advisor in connection with the services to be provided to the Company. Expenses will be submitted when incurred and payable by wire when receipts and expense reports submitted. Any expenses must be approved by the Company in writing.

9.	Non-Exclusive Services. The Company understands that the Advisor is currently providing certain advisory and financial consulting services to other individuals and entities and agrees that Advisor is not prevented or barred from rendering services of the same nature or a similar nature to any other individual or entity.

10.	Advisor Not an Agent or Employee. Advisor’s obligations under this Agreement consist solely of the services described herein. In no event, shall Advisor be considered to be acting as an employee or agent of the Company or otherwise representing or binding the Company. For the purposes of this Agreement, Advisor is an independent contractor. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Advisor hereunder, shall be those of the Company or such affiliates and Advisor shall, under no circumstances, be liable for any expenses incurred or losses suffered by the Company as a consequence of such actions. Advisor agrees that all of his work product relating to the services to be rendered pursuant to this agreement shall become the exclusive property of the Company.

11.	Representations and Warranties of the Company. The Company represents and warrants to Advisor, each such representation and warranty being deemed to be material, that:

The Company will cooperate fully and timely with Advisor to enable Advisor to perform his obligations under the Agreement;

The execution and performance of this agreement by the Company has been duly authorized by the Board of Directors of the Company in accordance with applicable law.

The performance by the Company of this Agreement will not violate any applicable court decree, law or regulation nor will it violate any provision of the organizational documents of the Company or any contractual obligation by which the Company may be bound;

Because the Advisor will rely upon information being supplied to him by the Company, all such information shall be true, accurate, complete and not misleading, in all material respects;

The Company will act diligently and promptly in reviewing materials submitted to it by Advisor to enhance timely distribution of such materials and will inform Advisor of any inaccuracies contained therein prior to dissemination.

The Company is current in its reporting requirements to the applicable foreign regulations, and the Company operates its business legally

The Company agrees it has bound its subsidiaries, if any, to honor and not to circumvent or violate this Agreement.

12.	Representations and Warranties of Advisor. Advisor hereby represents and warrants to the Company as follows: Advisor has full power and authority to enter into this Agreement, to enter into a consulting relationship with the Company and to otherwise perform this Agreement in the time and manner contemplated.

13.	Liability of Advisor. In furnishing the Company with management advice and other services as herein provided, Advisor shall not be liable to the Company or its creditors for errors of judgment or for anything except malfeasance or gross negligence in the performance of his duties.

It is further understood and agreed that Advisor may rely upon information furnished to him reasonably believed to be accurate and reliable and that, except as herein provided, Advisor shall not be accountable for any loss suffered by the Company by reason of the Company’s action or non-action on the basis of any advice, recommendation or approval of Advisor. The parties further acknowledge that Advisor undertakes no responsibility for the accuracy of any statements to be made by management contained in press releases or other communications, including, but not limited to, filings with the Securities and Exchange Commission and FINRA

14.	Mutual Indemnification.

(a) Both parties agree to indemnify and hold harmless the other from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation attorneys’ fees and costs incurred in the investigation, defense and settlement of the matter) suffered or incurred by either party which arises out of this Agreement or otherwise out of the performance by either party of their obligations hereunder, unless, such losses, claims, damages, liabilities or expenses are found by a final determination of a court of competent jurisdiction to have arisen out of gross negligence or malfeasance of the either party hereunder (pending any such final determination, the indemnification and reimbursement provision of this Agreement shall apply. If for any reason the foregoing indemnification is unavailable to either party, or insufficient to hold him harmless, then the parties shall contribute to the amount paid or payable as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Advisor on the other hand, but also the relative fault of the Company and the Advisor, as well as any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of both parties under this paragraph shall be in addition to any liability which the either party may otherwise have and shall be binding and inure to the benefit of any respective successors, assigns, heirs and personal representatives of the Company and the Advisor.

(b) The Company agrees to indemnify, defend and hold harmless the Advisor against any and all losses, claims, damages, expenses and liabilities to which the Advisor may become subject, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, resulting from the use of written information furnished to the Advisor by the Company, regarding the Company, for use in the preparation of the Registration Statement.

The provisions of this Section 14 shall survive the termination and expiration of this Agreement.

15.	Confidentiality. Until such time as the same may become publicly known, Advisor agrees that any information provided him by the Company, of a confidential nature will not be revealed or disclosed to any person or entities, except in the performance of this Agreement. Advisor will, where he deems necessary, require confidentiality agreements from any associated persons where he reasonably believes they will come in contact with confidential material.

16.	Applicable Law. This Agreement shall be governed by the laws of the State of New York without giving effect to the principles of conflicts of law.

17.	Other Agreements. This Agreement supersedes all prior understandings and agreements between the parties. It may not be amended orally, but only by a writing signed by the parties hereto.

18.	Disbursement Information. All funds received from placements arranged will be promptly transmitted to the escrow account maintained by either Donnell Suares Esq. or as mutually agreed between the Advisor and the Company (the “Escrow Agent”). At the Closing, the funds received in respect of the placement closed on will be forwarded to the Company, against delivery of the appropriate number of shares of Common Stock, Warrants or Debenture (Convertible or Non-Convertible), net of (i) a Placement Agent commission payable in cash in an amount equal to eight percent (8%) of the gross proceeds (ii) any reasonable, documented out-of-pocket costs and expenses paid or to be paid by the Placement Agent including, but not limited to, printing, filing, background examinations of the Company’s officers, directors, controlling persons and key employees, mailing, travel, lodging, plus legal expenses except that the Company shall not be responsible for any expenses of the Placement excess of $1000 without the Company’s prior written approval.

18.	Non-Waiver. No delay or failure by either party in exercising any right under this Agreement, and no partial or single exercise of that right shall constitute a waiver of that or any other right.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to MD Global Partners a copy of this Agreement.

MD Global Partners

/s/ Owen May
Name:	Owen May
Title:	CEO
Date:	1/7/22

Address for Notice:
329 E 63rd Street Suite 3J New York, New York 10065

Accepted and Agreed to as of the date written above:
Boatim Inc

Name:	Joseph Kent Johnson
Title:	Chairman
Date:	1/7/22

Address for Notice:
7950 NW 53rd Street Suite 337
Miami, FL 33166

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